Exhibit 99.1

One Parlex Place, Methuen, MA 01844, (978)946-2564
news…
CONTACT:
Jon Kosheff
Chief Financial Officer
(978)946-2591
NASDAQ SYMBOL “PRLX”
FOR IMMEDIATE RELEASE
Parlex Sells Methuen, Massachusetts Multilayer Operation
to Amphenol
Methuen MA, August 18, 2005 – Parlex Corporation (PRLX) announced today that it has entered into an asset purchase agreement under which it will transfer certain assets of its Multilayer Flexible Circuit operation located in Methuen, Massachusetts to a division of Amphenol Corporation located in Nashua, New Hampshire. Parlex’s Laminated Cable operation in Methuen, Massachusetts as well as operations in Cranston, Rhode Island, San Jose, California, Empalmé, Mexico, Newport, United Kingdom, and Shanghai, China are not affected by this transaction.
Peter J. Murphy, President and Chief Executive Officer, stated “We are pleased to have entered into this transaction with Amphenol, a major supplier to the military aerospace and industrial markets. Their close proximity to Parlex will allow Amphenol to avail themselves of the highly skilled Parlex workforce. We plan to work closely with Amphenol to insure that the transfer of business, equipment and inventory will be virtually seamless for our customers. The transition of business is expected to be completed before the end of this year.”
More...

About Parlex
Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.
Forward Looking Statements
This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company’s ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company’s ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company’s ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.
In connection with the issuance of this press release, Parlex Corporation will be filing a Form 8-K with the Securities and Exchange Commission (the “SEC”) regarding the transaction and will attach to that filing a copy of the definitive Asset Purchase Agreement. All parties desiring details regarding the terms of this transaction are urged to review the contents of the definitive Asset purchase Agreement from the SEC’s website at http://www.sesc.gov.